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                                                           Exhibit (A)(8)(c)(ii)


                         AMENDMENT TO SERVICE AGREEMENT

                BETWEEN THE MANUFACTURERS LIFE INSURANCE COMPANY

                               AND MANEQUITY, INC.



         This Amendment to the Service Agreement dated January 2, 1991 is entered into this 1st day of March, 1994 between The Manufacturers Life Insurance Company, a mutual life insurance company organized under the laws of Canada ("Manufacturers") and ManEquity, Inc., a Colorado Corporation ("ManEquity").

                                   WITNESSETH

         WHEREAS, Manufacturers and ManEquity hereby mutually agree to amend the terms of the Service Agreement;

         NOW THEREFORE Manufacturers and ManEquity hereby agree as follows:

1. Section 5 of the Agreement is hereby amended to read as follows:

         "SECTION 5.  DUTIES OF MANEQUITY

         ManEquity shall remit all sales commissions in connection with sales of variable contracts issued by Manufacturers of America to Manulife Financial for proper disbursement by Manulife Financial on behalf of ManEquity in accordance with the terms of this Agreement; provided, however, ManEquity shall not be required to remit to Manulife Financial any sales commissions it has not received from Manufacturers of America.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal by their duly authorized officers as of the date first above-mentioned.


                                              THE MANUFACTURERS LIFE
                                              INSURANCE COMPANY


                                              By:   _________________________
                                              Its:  _________________________


                                              MANEQUITY, INC.


                                              By:  __________________________
                                              Its: __________________________